Exhibit 10.2

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

SUPPLY AND DISTRIBUTION AGREEMENT

This Supply & Distribution Agreement is made and entered into as of November 2, 2016 (the “Signing Date”) by and among,

Aurobindo Pharma Ltd., a company existing under the laws of India with its registered office at Plot No.2, Maitri Vihar, Ameerpet, Hyderabad-500038, India, (hereinafter referred to as “Aurobindo”),

Romeo Charlie Acquisition I, LLC., having its offices at 4 Tri Harbor Court, Port Washington, New York, 11050, United States (hereinafter referred to as “COMPANY”)

and, solely for purposes of Section 27.1, Citron Pharma LLC, having its offices at 2 Tower Center Blvd, Suite 1101, East Brunswick, New Jersey, 08816, United States (hereinafter referred to as “Citron”).

WHEREAS, Aurobindo owns Abbreviated New Drug Applications (ANDAs) for certain pharmaceutical products that have been approved by, or are otherwise pending approval with, regulatory authorities in the United States relating to certain pharmaceutical formulation products as manufactured by Aurobindo (each a “Product” and any one or more the “Products); and

WHEREAS, COMPANY desires to purchase from Aurobindo, and Aurobindo desires to supply to COMPANY, the Products for resale/distribution by COMPANY in the Territory (as defined below), on the terms and conditions hereinafter set forth,

NOW THEREFORE, Aurobindo and COMPANY (and solely for purposes of Section 27, Citron), intending to be legally bound, hereby agree as follows (effective as of the Effective Time, as defined in Section 27.3):

1.	Supply and Marketing of the Products;

With regards to the products listed, in the Annexure A, Aurobindo will grant COMPANY Semi-Exclusive Marketing Rights as follows:

–	For the purpose of sale/distribution of the Products in the Territory (i.e., the US, its territories and possessions), Aurobindo agrees to grant COMPANY the rights and license to import, market, sell and distribute the Products in the Territory. Notwithstanding anything to the contrary set forth herein, including, without limitation in the third bullet paragraph of this Section 1, such rights and license shall be exclusive with respect to each of the six Products as mentioned in Annexure C which have not been sold or marketed by Aurobindo or Citron in the Territory as of the Signing Date until the later of (A) the date that is four (4) years after the Signing Date, and (B) the date that is thirty six (36) months after the launch of such Product; provided, that with respect to the foregoing clause (B), such Product is launched within twelve (12) months after the Signing Date.

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

–	Products shall be sold by COMPANY under its own label (including the labels of affiliates) in the Territory, except that for each Product, COMPANY shall be permitted to sell such Product on a private label basis with respect to one of its customers.

–	Aurobindo shall retain the rights to market, sell or distribute the Products covered under this Agreement for its own account in the Territory.

–	COMPANY shall purchase the Products exclusively from Aurobindo for the price and under the terms set forth in this Agreement for resale/distribution by COMPANY in the Territory.

–	Both parties have mutually agreed and acknowledged that the Products that have been offered to third party marketer(s) before February 29, 2016 by Aurobindo will not be covered under the Semi-Exclusivity condition. Parties may discuss to agree for similar condition for any other Product in future if mutually agreed. Affiliates of Aurobindo established or acquired after the Signing Date shall be deemed third party marketers for purposes of this paragraph; provided, however, that if Aurobindo acquires a controlling interest in an entity that, prior to such acquisition, markets a product that is competitive with any of the Products covered hereby, sales of any such competitive product by the acquired entity shall not be limited by the terms of this Agreement.

–	For purposes of this Agreement, Semi-Exclusivity shall mean that Aurobindo shall be i entitled to market, sell or distribute any products covered under this Agreement:

a) for its own account in the Territory under the ANDA’s held by Aurobindo in addition to the other Distributors/Wholesalers existing as of the Signing Date; and

b) for sales to Wholesalers/Retail Pharmacy Chains/Mail Order Companies including but not limited to [**], under their private label/Aurobindo label.

–	For purposes of this Agreement, the grant of exclusive rights shall mean that such grant is exclusive even as to the granting party.

–	Aurobindo warrants and represents to COMPANY that Annexure B identifies, for each Product, each third Party distributor appointed by Aurobindo to market such Product in the Territory as of the Signing Date.

2.	Price and Terms of Payment

2.1	Aurobindo shall invoice the Products to COMPANY, at the mutually agreed Ex-works Prices for invoicing purpose which will be different and higher than the Floor Prices ( Ex-Works cost) mentioned in the Annexure A attached hereto.

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

Effective Supply Price and the differential Price in addition to the invoiced Price to be paid by COMPANY shall be calculated as mentioned below:

Effective Supply Price (FCA Hyderabad) Calculation:

(A)	For the Products shipped / supplied by Aurobindo during the first 15 months from the first shipment of the Product on each Product SKU basis;

a.	[**]

b.	[**]

c.	[**]

d.	[**]

e.	[**]

f.	[**]

g.	[**]

(B)	For the Products shipped / supplied by Aurobindo after 15 months from the first shipment of the Product on each Product SKU basis

a.	[**]

b.	[**]

c.	[**]

d.	[**]

e.	[**]

f.	[**]

[**]

(C)	In case of First to File Products (Rosuvastatin and Atomoxetine) for which 6 months exclusivity can be granted by FDA, Gross Contribution sharing ratio between Aurobindo and COMPANY shall be [**]. COMPANY will retain the exclusive rights to market these Products during the First to File period.

In ease of Duloxetine, the Gross contribution sharing ratio (giving effect to payments made or required to be made under the Distribution Agreement (as defined below)).shall be

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

a.	[**] to Aurobindo up to USI) [**]

b.	[**] to COMPANY from USD [**] to USD [**]

c.	In the ratio of [**] between COMPANY and Aurobindo thereafter.

For the purpose of calculating the Net Sales Value as mentioned above, COMPANY agrees to submit sales statements to AUROBINDO detailing the sales made by COMPANY on a quarterly basis where AUROBINDO shall be entitled to verify the correctness of the Net sales statements through an independent certified accountant at its costs, however, the calculation of not exceeding 2% of the Net Sales Value towards short shelf life and not exceeding 1% of the Net Sales Value towards Products returned and not sold due to shorter shelf life/expiry, shall be done on cumulative basis for the financial year considering the cumulative actuals or cumulative maximum of 2% or 1% (as applicable); whichever is lower and deducting the deduction allowed in the immediately preceding quarters.

“Net Sales Value” means the aggregate gross revenues derived or payable on account of the sale of the Product, less the sum of the following items, all of which must directly relate to the sale and distribution of the Product (a) credits or allowances, including for product returns, actually granted or accrued, if any, (b) rebates, including government rebates, bill backs, charge backs and discounts actually granted or accrued.

In any case, the Effective Supply Price shall never go below the corresponding Floor Prices.

In addition to the audit rights set forth in section 2.1(c) of this Agreement, within 90 days after completion of COMPANY’s annual audit, Aurobindo will also have the right to audit. Any resulting true ups will be completed within 30 days of Aurobindo’s report. If Aurobindo disputes COMPANY’s calculations, the Parties will work in good faith during a 30-day period to resolve the dispute. If the Parties are unable to resolve the dispute, then an accounting expert reasonably acceptable to both Parties will be appointed to resolve the amounts in dispute.

2.2	AUROBINDO shall raise invoices at the mutually agreed FCA Hyderabad Prices which shall be higher than the Floor Prices (Ex-Works cost) and COMPANY shall pay against such invoice within a) [**] from the date of the invoice for the supplies made during the first 54 months from the Effective Date (as defined in the Distribution Agreement); b) [**] for the subsequent supplies.

For the payment of the difference between invoiced Price and the Effective Supply Price as mentioned in Clause 2.1, AUROBINDO shall raise debit note on COMPANY on a quarterly basis based on the information provided by COMPANY for the Effective Price to AUROBINDO and such debit notes shall be paid by COMPANY within [**] from the date of the debit note. In case such difference is negative, AUROBINDO shall issue Credit Note to that effect.

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

2.3	COMPANY shall have a grace period of 45 days following the due date for making the payments against the invoices and/or the debit notes pursuant to the terms of this Agreement without any interest. In ease of any delay beyond the period of 45 days from the agreed due date, Aurobindo may impose an interest on the outstanding amounts at LIBOR+2% starting from the 1e day after the agreed due date. If the payment is delayed beyond 50% of the original credit period Aurobindo may have the right to hold further supplies until the payments are made.

2.4	In the event that there is a downward trend in the Net Sales Value of a Product such that the Net Sales Value is equal to or less than [**] of the Floor Price for such Product, COMPANY and AUROBINDO may discuss for the possibility of reducing the Floor Price with mutual consent or may terminate this Agreement with respect to such Product by giving the other Party sixty (60) days prior written notice if the reduction in Floor Price / increase in Net Sales Price is not feasible for either of the parties.

2.5	If Citron destroys any Products due to shelf life expiry, from out of the Products supplied/shipped by Aurobindo during the first 15 months from the Effective Date (as defined in the Distribution Agreement), AUROBINDO agrees to issue credit note for 50% of the Floor Prices for the corresponding quantities so destroyed due to shelf life expiry/short shelf life, provided that Citron strictly follows “First in-First out” principle in selling the Product stock. This is not applicable for the product being shipped/supplied by Aurobindo after 15 months from the Effective Date (as defined in the Distribution Agreement).

2.6	COMPANY shall have customary information rights with respect to Aurobindo’s determination of the Floor Price of the Products including (without limitation) rights to obtain detailed information once each year, upon 30 days prior written notice to Aurobindo, with respect to any 3 Products covered under this Agreement, the specific products to be selected by COMPANY in its sole discretion, which shall include the right to seeking the data and records of Aurobindo with respect to any costs and expenses included in the calculation of the applicable Floor Prices. Such investigations shall be conducted via desktop review. If the review report concludes that an overpayment /underpayment was made by COMPANY, the amount of such overpayment / underpayment shall be made good within 30 days by respective parties. If there is any disagreement, the Parties will work to resolve such dispute in accordance with dispute resolution terms set forth in Section 22.1 hereof.

3.	Forecasts and Orders

3.1	Upon the Effective Time of this Agreement, and thereafter quarterly on rolling basis, COMPANY shall provide to Aurobindo a forecast of its estimated requirements for the Products by quarter for the next four (4) quarters. For any increases in the forecasts in the subsequent quarters while updating on quarterly rolling basis, COMPANY shall take prior consent of AUROBINDO especially for the changes in the forecasts for the immediate next 2 quarters.

3.2	COMPANY shall use its reasonable best efforts to ensure that its requirements forecasts are as accurate as possible, but it is agreed and understood that such forecasts shall not constitute an obligation to purchase the estimated quantities.

3.3	COMPANY shall furnish to Aurobindo firm purchase orders (i) at least one hundred and twenty (120) days in advance of the requested shipment date excluding the time taken for the approval of artworks for the launch orders/first orders for each SKU; and (ii) at least ninety (90) days in advance of the requested shipment date for the subsequent orders. Purchase orders shall be in multiples of corresponding batch sizes of the Products and shall be at least for 2,000 packs for each SKU.

3.4	No purchase order shall be binding upon Aurobindo until accepted in writing with confirmation of the date of shipment. Aurobindo shall confirm date of shipment within fifteen (15) calendar days (through its designated executive) from the date of receipt of the respective purchase order. In case Aurobindo does not have confirmation within such fifteen (15) calendar days, the corresponding purchase order shall be deemed accepted by Aurobindo. Further, the quantities ordered shall be within the forecasted quantities and the purchase order shall be consistent with the terms of this Agreement Any purchase order containing or resulting in an increase of more than ten (10%) of the forecasted quantities for the applicable quarter or otherwise inconsistent with the terms of this Agreement shall not be binding upon Aurobindo until it is accepted by Aurobindo in writing. COMPANY shall provide the firm order through emails.

3.5	In the event of conflict between the terms of any of COMPANY’s purchase orders and the terms of this Agreement, the terms set forth in this Agreement shall control and take precedence over the terms of such purchase order.

3.6	If COMPANY modifies downwards or cancels all or part of any purchase order issued to Aurobindo hereunder by issuing a written change order or a revised purchase order to Aurobindo prior to shipment by Aurobindo, COMPANY shall be liable to pay Aurobindo for such cancelled or modified orders at the agreed Prices. Further, if COMPANY orders for less than the applicable forecasted quantities, and Aurobindo has procured the materials pursuant to the forecasts issued by COMPANY, then Aurobindo shall:

(i)	utilize such materials to manufacture similar Products under this Agreement; and

(ii)	where the foregoing is not applicable, store such materials in accordance with applicable laws and their storage requirements for future use in the manufacture of the Products or similar Products under this Agreement.

In the sole event where Sections 3.6(i) and (ii) are not feasible, COMPANY agrees to reimburse Aurobindo the cost of such materials purchased by Aurobindo as evidenced by relevant invoice prices.

4.	Shipment/Delivery

4.1	Delivery of the Products shall be on CIF Sea (US main Port) basis (INCOTERMS 2010). If the Products are to be air shipped for any reasons, COMPANY shall bear the differential freight. Risk of loss of the Products and transfer of title to Products shall pass to COMPANY as per the applicable INCOTERMS. All Products shall have at least eighty five percent (85%) shelf-life remaining at the time of shipment. Quantities for each shipment shall be equal to the container load or in multiples thereof. Less than container load shipments shall be air shipped and COMPANY shalt bear the air freight costs of the differential.

4.2	COMPANY may, by written notice to Aurobindo within thirty (30) days of receipt of a shipment of the Products, reject goods which do not meet the specifications; provided, however, that Aurobindo shall have no liability for defective goods to the extent the non-conformity with the specifications was caused by COMPANY, its selected carrier, or its representative. A written notification or explanation shall support any rejection of a shipment or question as to the quality of the Products delivered.

4.3	If Aurobindo disputes the written notification from COMPANY, the parties shall submit samples of the rejected Product to a mutually acceptable independent laboratory for analysis, whose decision in the matter shall be final. The costs of such analysis shall be borne by Aurobindo unless such analysis shows that the Product meet the Specifications or the lack of specifications was caused by an action of COMPANY, in which case COMPANY shall bear the cost of such analysis. Aurobindo shall be responsible for the disposal of defective Product where the non-conformity with the Specifications was caused by Aurobindo and Aurobindo shall either, at Aurobindo’s option, replace such Product or credit COMPANY the purchase price of such Product against future purchases. COMPANY shall be responsible for the disposal of defective Product where the non-conformity with the Specifications was caused by COMPANY and COMPANY shall credit Aurobindo the purchase price of such Product.

4.4	COMPANY shall comply with and AUROBINDO shall assist COMPANY as appropriate in complying with Products recall and crisis management policies regarding Product issued by/communicated to COMPANY from time to time. In the event of a Product recall, the Party instituting the recall shall promptly advise the other Party and the Parties shall take all appropriate corrective actions. AUROBINDO shall bear the expenses of the recall resulting from any manufacturing defects in the Products attributable to AUROBINDO; however, AUROBINDO’s aggregate liabilities shall be limited to its product liability insurance policy coverage. AUROBINDO agrees to add COMPANY as an additional insured to its product liability insurance policy

5.	Labeling and Packaging

5.1	Aurobindo and COMPANY shall agree on the labeling, provided that Aurobindo shall be responsible for determining and maintaining the text of all labeling for the Products that is required by law while the label shall include COMPANY’s trade marks and trade dress/livery pursuant to COMPANY’s design. COMPANY shall provide the label design to Aurobindo and Aurobindo shall be responsible for procuring all labeling and packaging materials.

5.2	Aurobindo will be responsible for ordering and maintaining the labeling inventory. The cost of labels will be borne by Aurobindo.

5.3	Aurobindo represents and warrants that it shall affix COMPANY labeling to all Products manufactured for COMPANY hereunder. COMPANY shall not obtain any right, title or interest in any Aurobindo’s trademark by virtue of this Agreement. COMPANY may, at Aurobindo’s approval, use any Aurobindo trademark utilized in connection with the Products. Aurobindo shall not obtain any right, title or interest in any COMPANY trademark by virtue of this Agreement or by virtue of the Products bearing COMPANY’s trademark; all Products labeled with COMPANY’s trademark can only be sold or delivered to COMPANY and not sold or delivered by Aurobindo to any third party.

6.	Promotional Materials and Advertising

6.1	COMPANY represents and warrants that it shall advertise, promote and market the Products in accordance with the ANDA, the approved labeling and all applicable laws.

6.2	COMPANY shall maintain the same controls and supervision over and the marketing and promotional presentations concerning the Products as it does with respect its other products.

7.	ANDA

7.1	Aurobindo will maintain the product license (including the ANDA) for the Products and insure the GMP manufacture and release under existing approved quality standards.

8.	Products Inquiries and Complaints

8.1	Inquiries or complaints from users of the Products in the Territory shall be handled in accordance with the Quality Agreement in effect on the Signing Date (the “Quality Agreement”).

9.	Quality Agreement

9.1	The terms and conditions of this Agreement shall control in the event of any conflict between the terms and conditions of the Quality Agreement and this Agreement, except with respect to compliance with cGMPs and regulatory obligations as they pertain to the Product, in which cases the terms of the Quality Agreement shall control.

10.	Warranties

10.1	Aurobindo warrants to COMPANY that the Products sold to COMPANY and to Citron (a) shall at the time of receipt by COMPANY’s or Citron’s, as the case may be, designated carrier conform to the Specifications, (b) shall have been manufactured in accordance with GMP practices in its GMP approved and FDA inspected facility, (c) and shall meet all Specifications throughout the FDA approved shelf life for the Products. Aurobindo shall supply Certificates of Analysis with each shipment for each batch of Products and shall provide other internal quality control records corresponding to the specific batches promptly upon COMPANY’s reasonable request.

10.2	Aurobindo further warrants to COMPANY that, in the event any of the Products do not meet the Specifications set forth in the Quality Agreement as a result of acts or omissions by Aurobindo (subject to verification as noted in Section 4.3), Aurobindo shall as soon as practicable, at Aurobindo’s option, replace the nonconforming Products(s) or give COMPANY a credit against future purchases for the purchase price of such non-conforming goods. In the event COMPANY has to destroy the product, the cost of the product destruction will be borne by Aurobindo.

10.3	Each party warrants that it has the requisite rights to enter into and perform all aspects of the Agreement.

10.4	Aurobindo warrants as on the Effective Time of this Agreement, that Products sold to COMPANY to the best of its knowledge does not infringe any patent or proprietary rights of any third party.

11.	Indemnity

11.1	COMPANY shall indemnify and hold harmless Aurobindo from and against any claims, damages, liabilities, costs (and including reasonable attorneys’ fees and expenses) threatened against Aurobindo or suffered by Aurobindo arising from (i) COMPANY’s performance or breach of its obligations, representations, or warranties under this Agreement, or (ii) the improper storage or handling of the Products by COMPANY, or (iii) the improper promotion, marketing, sale, or distribution of the Products in the Territory by COMPANY, or (iv) other of COMPANY’s negligence, errors, or omissions.

11.2	Aurobindo shall indemnify and held harmless COMPANY from and against any claims, damages, liabilities, costs (and including reasonable attorneys’ fees and expenses) threatened against COMPANY or suffered by COMPANY arising from (i) Aurobindo’s performance or breach of its obligations, representations, or warranties under this Agreement or with respect to Products sold to Citron under the Distribution Agreement, or (ii) Aurobindo’s negligence, errors, or omissions, or (iii) any claim or suit involving the Products sold pursuant to this Agreement or the Distribution Agreement in the nature of Products liability except with respect 1 to that portion of those claims or suits in which liability is alleged (or ultimately proven) on the basis that the Products involved failed to meet the Specifications due to an act or omission on the part of COMPANY or Citron (in which case COMPANY or Citron shall indemnify Aurobindo),

11.3	In the event that a third-party claim is made or third party suit is filed for which a party intends to seek indemnification the party seeking indemnification (the “Indemnitee”) shall promptly notify the other party (the “Injletnanit9r”) of said claim or suit. The Indemnitor shall have the right to control, through counsel of its choosing, the defense of such third-party claim or suit, but may compromise or settle the same only with the consent of the Indemnitee, which consent shall not be unreasonably withheld. The Indemnitee shall promptly consult in good faith with the Indemnitor with respect to any proposed settlement. The Indemnitee shall cooperate fully with the Indemnitor and its counsel in the defense of any such claim or suit and shall make available to the Indemnitor any books, records or other documents necessary or appropriate for such defense. The Indemnitee shall have the right to participate at the Indemnitee’s expense in the defense of any such claim or suit through counsel chosen by the Indemnitee.

11.4	Neither Party shall be liable to the other Party under this agreement for an special, indirect, incidental or consequential damages, whether in contract, warranty, tort, negligence, strict liability or otherwise, including loss of profits or revenue suffered by the other Party due breach of any terms of this Agreement by a Party.

11.5	This Section 11 shall survive termination of this Agreement for a period of three (3) years.

12.	Term and Termination

12.1	This Agreement shall become effective as of the Effective Time and unless earlier terminated pursuant to Section 12.2 or 12.3 hereof, shall remain in effect for twelve (12) years from the Signing Date (the “Initial Term” and, together with any renewal period in accordance with this Agreement, the “Term”). Unless otherwise terminated pursuant to Section 12.2 or 12.3, the Term shall be automatically renewed for consecutive two (2) year periods, unless either Party gives the other Party written notice of the termination of this Agreement at least two (2) years before the upcoming expiration. The notice to terminate can only be given in any renewal period and not in the initial term; accordingly, if a party were to send such a notice of termination on the first date on which it is permitted to do so (i.e., the first day of the first renewal term), this Agreement would be terminated pursuant to this Section 12.1 fourteen (14) years from the Signing Date.

12.2	This Agreement may be terminated by either party if:

(i)	The other party commits a material breach of any of its obligations under this Agreement which shall not have been remedied within 60 days from the party’s giving of notice of such breach, provided that if such breach is not reasonably capable of cure within such 60 day period, such period shall be deemed extended throughout any period that the other party has commenced and is diligently pursuing a cure in a manner reasonably likely to effect such cure within a commercially reasonable period and thereafter so completes such cure. In addition, to the extent a material breach affects only certain Products and not others, the right of termination pursuant to this Section shall only apply on a Product by Product basis; or

(ii)	The other party becomes insolvent, makes an assignment for the benefit of its creditors, or is placed in receivership, liquidation, or bankruptcy; or

12.3	On Product by Product basis in accordance with Clause 2.4 herein above.

The right of either party to terminate this Agreement shall not be affected in any way by its waiver of, or failure to take action with respect to, any other default or by the granting of any time or other indulgence.

13.	Compliance with Law.

13.1	Aurobindo shall comply with the laws and regulations of the United States that are applicable to Aurobindo’s manufacture of the Products and supply of the Products to COMPANY.

13.2	COMPANY shall comply with the laws and regulations of the United States that are applicable to COMPANY’s promotion, marketing, distribution and sale of the Products.

14.	Confidentiality

14.1	Except as may be required by law, neither Aurobindo nor COMPANY shall:

(i)	Disclose to any third party (except affiliates which may be involved in tl c performance of this Agreement) any confidential and proprietary information which may be revealed by one party to the other in connection with the negotiation and performance of this Agreement; nor

(ii)	Use, for any purpose whatsoever anywhere, except for the purpose of affecting the purpose of this Agreement; any such information, which may be revealed by one party to the other.

This requirement of confidentiality shall not apply to information which is or becomes known to the public through no fault of either party to this Agreement, or information which is subsequently obtained by either party to this Agreement from a third party who is not under an obligation of non-disclosure to either party in this Agreement.

14.2	Except to the extent that disclosure may be required by law, or except to the extent otherwise agreed by the parties in writing, the parties agree not to disclose the terms of this Agreement to any third parties.

14.3	The terms of this Section 14 shall survive the expiration or termination of this Agreement for a period of seven (7) years.

15.	Force Majeure

15.1	The performance by either party of any covenant or obligation on its part to be performed under this Agreement shall be excused by floods, strikes or other labor disturbances, riots, fire, accidents, war, embargoes, delays of carriers, inability to obtain materials, failure of power or of natural sources of supply, acts, injunctions, or restraints of government (whether or not now threatened), any cause preventing such performance whether similar or dissimilar to the foregoing beyond the reasonable control of the party bound by such covenant or obligation (“force majeure”); provided, however, that the party affected shall not have procured such force majeure, shall have immediately notified the other party of such force majeure, shall have used reasonable diligence to avoid such force majeure or ameliorate its effects, and shall continue to take all reasonable actions within its power to mitigate the effects of such force majeure and to comply as fully as possible with the terms of this Agreement.

16.	Inability to Supply

16.1	If for any reason (including force majeure as defined in Section 15) Aurobindo foresees an inability to supply COMPANY (or by Citron prior to the Effective Time) with its requirements for the Products (each Product SKU to be dealt separately for this purpose) as per the rolling forecast provided by COMPANY and accepted by Aurobindo, then Aurobindo shall immediately notify COMPANY. Aurobindo and COMPANY shall meet at either party’s request as soon as possible to attempt to resolve the problem of supply. Despite the bonafide efforts made by both the parties to avoid or reduce the penalty claims or provide supplies from alternate sources at higher cost due to delayed supplies, if COMPANY pays or incurs Gross Loss (Net Sale price less distribution cost less Procurement cost from alternate source) for alternate supplies, such actual gross loss paid by COMPANY in excess of Gross Profit from sales of alternate supplies, if any, shall be deducted from Net Sales value in addition to the mutually agreed Distribution cost to arrive at the Gross Contribution for the purpose of Price Difference and Effective Supply Price calculation detailed in Section 2 hereinabove, provided that:

a.	the reason for such claim/cost is solely attributable to Aurobindo (except due to any Force Majeure reasons on part of Aurobindo) and not due to any acts and/or omissions of COMPANY;

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

b.	the purchase orders submitted by COMPANY are in accordance with the terms of this Agreement in particular Section 3 of this Agreement; and

c.	in case of delay to supply on part of Aurobindo against the accepted purchase orders, Aurobindo will inform COMPANY in advance of the likelihood of the delay and the plan to expedite the dispatch of the Products within 45 days from the agreed due date. COMPANY shall inform Aurobindo of the penalties that can arise from its customers if the Products are not supplied within such 45 days grace period after the agreed due date. In case Aurobindo fails to supply the Products even after such 45 days grace period after the agreed due date, Aurobindo agrees to bear [**] of the actual penalty amounts that are claimed by its customers and paid by COMPANY which are attributable to delay or non-supplies by Aurobindo. Such penalty payable by Aurobindo to COMPANY under this section shall be paid promptly by Aurobindo upon receipt of invoices from COMPANY. COMPANY shall try to mitigate the penalties to the maximum extent possible negotiating with the customers.

17.	Assignment

17.1	This Agreement shall not be assigned by either party without the other party’s prior written consent, which consent may not be unreasonably withheld or delayed. For the avoidance of doubt, a direct or indirect change of control of a Party, by operation of law or otherwise, shall not constitute an assignment for purposes of this Section 17.1.

18.	Non-Waiver and Other Remedies

18.1	The failure of either party to insist upon the strict and punctual performance of every provision of this Agreement shall not constitute waiver of nor estoppel against asserting the right to require such performance, nor shall a waiver and estoppel in one instance constitute a waiver or estoppel with respect to any other breach whether of a similar nature or otherwise.

19.	Unenforceable Terms

19.1	In the event that any provision of this Agreement shall for any reason be finally adjudged as invalid, illegal, or unenforceable in any respect by any court, arbitration panel, commission, or agency having jurisdiction over either party or an affiliate of either party, the validity of the Agreement as a whole shall not be affected. The parties, rather, shall undertake to replace ineffective clauses with legally effective ones which come as close as possible to the sense of the ineffective clauses and the purpose of this Agreement.

20.	Notices

20.1	All notices or other communications, which shall or may be given pursuant to this Agreement shall be effective upon receipt and shall be in writing and delivered personally or by registered or certified mail, addressed as follows:

If to COMPANY;

Romeo Charlie Acquisition I, LLC 4 Tri Harbor Court

Port Washington, New York 11050 United States

Attn: Chief Legal Officer

If to Aurobindo:

AurobindoPharma, Ltd

Survey No. 313, Bachupally

Quthubullapur, R.R District

Hyderabad-72, Andhra Pradesh, India

Attn: Mr. 0 P Prasad, Vice President (Global Finance Operations)

20.2	Either party may change its address for purposes of this clause by giving written notice of such change to the other party.

21.	Agency and Representation

21.1	The legal relationship between the parties shall be as independent contractors. Neither party is or shall be deemed a partner or agent of the other party, nor will this Agreement, upon either party the right or power to bind the other party in any contract or to the performance of any obligations to any third party. Each party shall conduct its transactions and operations with the other and with all third parties independently.

22.	Governing Law

22.1	This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to the conflict of laws provisions thereof. Each Party hereby irrevocably submits to the jurisdiction and venue of the Federal and state courts located in the State of New Jersey, USA, with respect to any proceeding based upon or arising out of the negotiation, execution, interpretation or enforcement of this Agreement and unconditionally waives the defenses of inconvenient forum or lack of jurisdiction in connection with any such proceeding. Each Party agrees that service of process upon such Party arising out of or relating to this Agreement shall be effective if given by internationally-recognized overnight courier to the address set forth in Section 20 hereof. Any award or judgment may be enforced in any court of competent jurisdiction, either within or outside the United States. A certified copy of any such award or judgment shall be deemed conclusive evidence of the fact and amount of such award or judgment.

23.	Amendments

23.1	Subject to Section 27.6, no amendment, addition, or deletion to this Agreement shall be effective unless in writing and executed by Aurobindo and COMPANY.

24.	Headings

24.1	The clause headings throughout this Agreement are for convenience and reference only, and the words contained in them shall in no way be held to explain, modify, amplify, or aid in the interpretation, construction, or meaning of the provisions of this Agreement.

25.	Severability

25.1	Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited by or be invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

26.	Entire Agreement

26.1	This Agreement together with the documents referred to herein constitutes the entire agreement between the Parties with respect to the Products and supersedes all prior agreements between the Parties, whether written or oral.

27.	Termination of the Distribution Agreement

27.1	Aurobindo and Citron entered into a Second Amended & Restated Supply& Distribution Agreement dated March 7, 2016 (“Distribution Agreement”) whereby Aurobindo granted certain rights to Citron to distribute the Products in the United States and its territories and possessions (the “Territory”), ’~

27.2	For purposes of this Section 27, (i) the term “Purchase Agreement” means that certain product purchase agreement, dated the date hereof, by and among COMPANY, COMPANY’s ultimate parent corporation, Citron and other parties thereto, providing, among other things, for the purchase and sale of certain products and related assets of Citron and a related entity, as such agreement may be amended in accordance with its terms from time to time, and (ii) “Gross Contribution Obligations” means the obligations to pay the difference between invoiced prices and the Effective Supply Price in accordance with Section 2.2 of the Distribution Agreement and Section 2.2 of this Agreement, as applicable. The assets sold pursuant to the Purchase Agreement will include all inventory of the Products held by Citron as of the Effective Time. The Purchase Agreement allocates between the parties thereto the responsibility for paying all Trade Payables due to Aurobindo, including all outstanding invoices for the Products and all Gross Contribution Obligations arising under the Distribution Agreement. COMPANY will be responsible for paying all Gross Contribution Obligations arising out of the sales under this Agreement after the Effective Time.

27.3	The following shall occur as of the consummation of the closing provided for in the Purchase Agreement (the time of such consummation, the “Effective Time”); (i) Aurobindo and Citron shall terminate the Distribution Agreement as of the Effective Time, and (ii) the provisions of the Distribution Agreement shall be replaced as of the Effective Time by the terms of this Agreement, pursuant to which (x) COMPANY will purchase from Aurobindo, and Aurobindo will supply to COMPANY, the Products for resale/distribution by COMPANY in the Territory and (y) COMPANY shall sell, market and distribute the Products in the form of finished goods throughout the Territory.

27.4	Aurobindo and CITRON agree that the Distribution Agreement shall be, and hereby is, terminated effective as of the Effective Time, subject to the performance by Aurobindo and CITRON of their respective obligations to each other arising under the Distribution Agreement through the Effective Time.

27.5	Without limiting the foregoing, in order to provide for the transition from the Distribution Agreement to this Agreement, it is agreed that (A) the current forecast and any unfilled orders of Citron under the Distribution Agreement will be deemed the forecasts and orders of the Company hereunder as of the Effective Time, subject only to such changes in delivery instructions as may be timely provided by the Company; (B) no notices of inability to supply have been provided by Aurobindo to Citron under the Distribution Agreement as of the Effective Time; (C) Aurobindo will cooperate with each of the Company and Citron to apportion the debit notes applicable to Citron and the Company, respectively, contemplated by the second paragraph of Section 2.2 of the Distribution Agreement and Section 2.2 of this Agreement, as applicable, in accordance with the allocation of economic responsibilities’ contemplated by this Section 27; and (D) COMPANY and Citron shall upon Closing of the Purchase Agreement jointly communicate in writing the (x) Effective Time; and (y) confirmation and variation as in (A) above;

27.6	This Agreement is binding upon the parties hereto Bum the Signing Date but shall not go into effect until the Effective Time. Prior to the Effective Time, this Agreement shall not be amended, modified or terminated without the prior written consent of COMPANY, Citron and Aurobindo. Subsequent to the Effective Time, this Agreement shall not be amended, modified or terminated without the prior written consent of COMPANY and Aurobindo Notwithstanding anything contained herein this Agreement, this Agreement shall be null and void if either COMPANY or Citron does not notify Aurobindo of the consummation of the closing provided for in the Purchase Agreement on or before January 31, 2107, subject to COMPANY’s unilateral right to extend such January 31, 2017 date to a date no later than May 31, 2017 (or such later date beyond May 31, 2017 as requested by Citron and agreed by Aurobindo). If this Agreement becomes null and void pursuant to the immediately preceding sentence, the Distribution Agreement shall continue as it is between Citron and Aurobindo.

28.	Other Matters

28.1	In addition to and without limitation upon any of COMPANY’s rights under this Agreement, Floor Prices established under this Agreement will not be subject to increase except as a result of substantial increases in applicable API costs or as a result of material changes in relevant currency exchange rates. Aurobindo will furnish COMPANY such documentation as COMPANY may reasonably request which supports any such increases in accordance with the standards of this Section.

28.2	Aurobindo agrees and covenants that it will not sell or offer to sell Products that Aurobindo is entitled to sell, by the terms of this Agreement, to third parties for distribution in the Territory on terms and conditions (including, without limitation, invoiced prices and profit sharing participations) more favorable to such third parties than the terms and conditions then being provided (or then offered) to COMPANY.

28.3	This Agreement may be executed in one or more counterparts (including by facsimile or electronic .pdf submission), each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto, it being understood that the parties hereto need not sign the same counterpart.

28.4	Aurobindo has advised COMPANY that Aurobindo and Citron have entered into two amendments to the Distribution Agreement, Addendum 1 dated July 1, 2016 (“Addendum 1”) and Addendum 2 dated September 3, 2011 (“Addendum 2”, and together with Addendum I, the “Amendments”). Addendum 1 is replaced in its entirety by Annexure A. Aurobindo confirms that the pricing reflected in Annexure A is identical to the pricing reflected in Addendum 1. Addendum 2 is annexed hereto as Annexure D. Aurobindo and COMPANY agree that effective as of the Effective Time, the provisions of Addendum 2 shall be deemed to be incorporated herein verbatim, except that, with respect to periods on and after the Effective Time, all references to Citron in Addendum 2 shall be deemed to be references to COMPANY. Aurobindo acknowledges that COMPANY shall have no rights or obligations under the Amendments with respect to any periods of time prior to the Effective Time.

WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate, by (heir duly authorized officers or representatives as of the day and year first written below.

For Romeo Charlie Acquisition I, LLC	For Aurobindo Pharma Ltd.

Name: Salvatore J. Guccione	Name:
Title: Chief Executive Officer	Title:
Date:	Date:

For Citron Pharma LLC (as to
Section 27 only)

Name: Vimal Kavuru
Title: Manager and Chief Executive Officer
Date:

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